UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 6, 2017

Sophiris Bio Inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1258 Prospect Street, La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 858-777-1760

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2017 Executive Officer Base Salary

On December 6, 2017, the Board of Directors of Sophiris Bio Inc., based upon the recommendation of the Compensation Committee of the Board of Directors, approved the 2018 annual base salary for Mr. Woods. The Compensation Committee approved 2018 annual base salaries for Dr. Hulme and Mr. Slover. The 2018 base salaries are effective as of January 1, 2018. The following table sets forth the 2018 annual base salaries for our named executive officers:

Name	Title	2018 Annual Base Salary
Randall E. Woods	President and Chief Executive Officer	$517,500
Allison Hulme, Ph.D.	Chief Operating Officer and Head of Research and Development	$429,525
Peter T. Slover	Chief Financial Officer	$343,646

2017 Performance-Based Bonus

On December 6, 2017, our Board of Directors, based on the recommendation of the Compensation Committee, approved a performance-based cash bonus payment for Mr. Woods based on the assessment of the achievement of corporate goals for 2017 which were previously approved by our Board of Directors. The Compensation Committee approved performance-based cash bonus payments for Dr. Hulme and Mr. Slover based on the assessment of the achievement of corporate goals for 2017 which were previously approved by our Board of Directors. The annual performance based-bonus each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of salary. There is no minimum or maximum bonus established for the named executive officers and, as a result, the performance-based bonus amounts may vary from year-to-year based on corporate and individual performance. The Board of Directors and/or the Compensation Committee may award a bonus in an amount above or below the target bonus, based on factors that the Board determines, with input from the Compensation Committee, are material to our corporate performance and provide appropriate incentives to our executives. The 2017 performance-based cash bonus payments were approved at 90% of the respective target bonus for each of our named executive officers (with Mr. Slover’s target bonus based on 50% of his base salary rather than 40% of his base salary as set forth in his employment agreement) as follows:

Name	2017 Performance-Based Bonus
Randall E. Woods	$225,000
Allison Hulme, Ph.D.	$186,750
Peter T. Slover	$149,411

Executive Officer Equity Grants

As of December 6, 2017, there was a limited pool of common shares available for equity awards under the Company’s Amended and Restated 2011 Stock Option Plan (the “Plan”), which was insufficient to make annual awards at levels that would be competitive at the median with peer companies. As a result, our Board of Directors and our Compensation Committee awarded options to our named executive officers to increase their ownership percentages to be closer to their individual equity compensation targets.

On December 6, 2017, our Board of Directors, based on the recommendation of the Compensation Committee, granted to Mr. Woods options to purchase common shares of the Company and the Compensation Committee granted to Dr. Hulme and Mr. Slover options to purchase common shares of the Company, as follows:

Name	Title	Number of Shares
Randall E. Woods	President & Chief Executive Officer	107,995
Allison Hulme, Ph.D.	Chief Operating Officer & Head of Research and Development	8,000
Peter T. Slover	Chief Financial Officer	12,768

For each option granted in the table above, the shares shall vest as follows: 1/3rd shall vest on the one-year anniversary of the date of grant and 1/36th shall vest monthly thereafter, subject to the individual’s continued service through each such date. The option grant date for each option was December 6, 2017 and the exercise price per share is $1.91. The term of each option will be 10 years.

The options granted per the above will be subject to the terms and conditions of the Plan. The foregoing does not purport to be complete and is qualified by reference to the Plan, which we have previously filed with the U.S. Securities and Exchange Commission.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

December 8, 2017	By:	/s/ Peter Slover

Name: Peter Slover
Title: Chief Financial Officer